Exhibit 99.1

News Release

Press Department:

Diana Phillips

Matthew Weigman

(212) 606-7176

Investor Relations:

Jennifer Park

(212) 894-1023

SOTHEBY’S HOLDINGS, INC. ANNOUNCES 2005 SECOND

QUARTER AND FIRST HALF RESULTS

•      Record Second Quarter Total Revenues of $178 million

•      Second Quarter Income from Continuing Operations of $42.5 million

August 8, 2005, New York — Sotheby’s Holdings, Inc. (NYSE: BID), the parent company of Sotheby’s worldwide auction, private sales and art-related financing activities, today announced results for the second quarter and first half ended June 30, 2005.

For the quarter ended June 30, 2005, the Company reported auction and related revenues of $175.6 million, a 6%, or $9.4 million, increase from the prior period, despite a 13% decrease in Auction Sales to approximately $1.0 billion (aggregate hammer price of property sold at auction, including buyer’s premium). This increase in auction and related revenues is a result of significant improvements in auction commission margins, primarily due to a lower level of major single owner sales in 2005 which traditionally have lower auction commission margins, as well as an increase in the buyer’s premium rates in early 2005. The Company’s income from continuing operations for the second quarter of 2005 was $42.5 million, or $0.67 per diluted share, compared to income from continuing operations of $41.1 million, or $0.66 per diluted share, in the prior-year period.

For the first half of 2005, auction and related revenues were $247.7 million, a 10% or $22.7 million improvement compared to the prior period. This rise is due to the increase in auction commission margins discussed above. Income from continuing operations for the first half 2005 was $32.7 million, a $21.8 million decrease from 2004 due to the $45.0 million one-time license fee revenue received from Cendant in the first quarter of 2004. Excluding the one-time license fee revenue, the Company’s first half 2004 income from continuing operations would have been $26.3 million*, or $0.42* per diluted share. Excluding the 2004 license fee revenue, first half 2005 results improved $6.4 million, or 24%, a significant achievement considering the landmark events of first half 2004 which included the historic private sale of the Forbes Collection of Fabergé and $213.1 million in Auction Sales from the Whitney Greentree Collection.

“These excellent second quarter 2005 results include our highest second quarter revenues ever and our best income from continuing operations since 1990 which is a result of strong auctions across our global selling locations, a high level of private sale activity, and significantly improved auction commission margins,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s Holdings, Inc.

By region, auction and related revenues in North America were flat for the first half of 2005 compared to the prior period, primarily due to the absence of a comparable sale to the Whitney Greentree sale in 2005, which was offset by growth and higher auction commission margins in a range of collecting categories. European revenues were up 12% and Asian revenues were up an extraordinary 54%.

Sotheby’s expects the current buoyancy in the international art market to continue and the Company is encouraged by the level of consignments thus far for the fall auction season.

However, we cannot currently predict whether Auction Sales for the second half of 2005 will attain the same levels as the second half of 2004.

Second and Third Quarter Sales

Sotheby’s Spring sale of American Paintings in New York brought a strong $40.4 million, towards the high end of its pre-sale estimate of $31.5 to $45.2 million**. The highlight of the sale was Andrew Wyeth’s Battle Ensign which sold for $3.8 million, almost double its pre-sale estimate of $1.5/2 million** and came from the Collection of Mr. & Mrs. Thomas J. Watson, Jr., son of Former IBM Chairman Thomas J. Watson, Sr.

Our June sales in London also achieved excellent results. The Impressionist and Modern Art Sales totaled $108.6 million, well within its pre-sale estimate of $97.8 to $137.3 million** with 88% of lots selling at or above their high estimates. The star of the sales was Kees Van Dongen’s Femme au grand chapeau which sold for $9.2 million and set a new record at auction for Van Dongen, almost double the previous record. Other highlights were works by Paul Signac, Maurice de Vlaminck, Paul Gauguin and Pablo Picasso. The London Contemporary Sale garnered $48.4 million, towards the high side of its pre-sale estimate of $37.4 to $53.3 million and the highest total to date for a Sotheby’s London Contemporary sale.

Also in London, our July summer sale of Old Masters Paintings was held to extraordinary results. It led the market with a total of $87.7 million, close to its pre-sale high estimate of $90.0 million**. The undisputed highlight of the sale was Canaletto’s Venice, the Grand Canal, Looking North-East from Palazzo Balbi to the Rialto Bridge which sold for $32.6 million, more than double its pre-sale estimate of $11/$14 million** and is the highest price achieved thus far this year at any auction.

Upcoming Single Owner Sales

Sotheby’s has been chosen by the New York Public Library to sell sixteen works of art from its private collection. The consignment is primarily comprised of American paintings and sculptures and is expected to bring between $22 and $31 million** this fall in New York.

In New York this November, Sotheby’s will be offering for sale more than 800 items from the collections of Lily and Edmond J. Safra, including magnificent French, Continental and English Furniture, Decorative Works of Art, Clocks, Porcelain, Paintings, Carpets, Fabergé and Russian Works of Art. The sale is estimated to achieve in excess of $25 million**.

On October 11-12, also in New York, Sotheby’s will be selling a range of decorative arts and Impressionist paintings from the Collection of Mr. Laurance S. Rockefeller, the pioneering venture capitalist and dedicated conservationist and philanthropist. The proceeds of the sale, estimated to bring in excess of $12 million**, will benefit the Laurance S. Rockefeller Fund, a charitable entity.

In Germany from October 5th to 15th, Sotheby’s will be holding a sale of heirlooms belonging to the Royal House of Hanover, which included five Kings of England. Approximately 4,000 lots, the sale is expected to achieve in excess of $16 million** and will take place at the Marienburg Castle.

 * Non-GAAP financial measure. See Appendix B.

** Estimates do not include buyer’s premium

About Sotheby’s Holdings, Inc.

Sotheby’s Holdings, Inc. is the parent company of Sotheby’s worldwide auction, private sales and art-related financing activities. The Company operates in 34 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby’s Holdings, Inc. is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property.

Financial Tables Follow

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com.

Sotheby’s Holdings, Inc.’s earnings conference call will take place on Tuesday, August 9, 2005, at 9:00 AM EST. Domestic callers should dial: 800-257-3401 and international callers should dial: 303-262-2140. The call reservation number is 11036893.

To listen to the conference call via web cast, please go to www.actioncast.acttel.com and enter the passcode 29959 when prompted. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins at 9:00 AM on August 9th. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S HOLDINGS, INC.

CONSOLIDATED INCOME STATEMENTS

(UNAUDITED)

(Thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenues:
Auction and related revenues	$175,558	$166,166	$247,733	$225,019
License fee revenues	448	–	624	45,000
Other revenues	2,250	2,599	3,926	4,172
Total revenues	178,256	168,765	252,283	274,191

Expenses:
Direct costs of services	19,017	18,974	29,246	26,094
Salaries and related costs	53,296	49,568	92,815	88,528
General and administrative expenses	30,584	24,541	57,768	50,198
Depreciation and amortization expense	5,568	5,593	11,214	11,488
Retention costs	–	–	–	285
Net restructuring charges	–	27	–	146
Total expenses	108,465	98,703	191,043	176,739

Operating income	69,791	70,062	61,240	97,452

Interest income	1,630	532	3,239	1,101
Interest expense	(8,000)	(8,395)	(16,142)	(16,805)
Other (expense) income	(218)	(249)	(214)	391

Income from continuing operations before taxes	63,203	61,950	48,123	82,139
Equity in earnings of investees, net of taxes	130	111	480	273
Income tax expense	20,853	20,972	15,866	27,835
Income from continuing operations	42,480	41,089	32,737	54,577

Discontinued operations (Note 3):
(Loss) income from discontinued operations before taxes	(715)	2,330	(671)	39,042
Income tax (benefit) expense	(212)	942	(190)	14,422
(Loss) income from discontinued operations	(503)	1,388	(481)	24,620

Net income	$41,977	$42,477	$32,256	$79,197

Basic earnings per share:
Earnings from continuing operations	$0.68	$0.67	$0.52	$0.89
(Loss) earnings from discontinued operations	(0.01)	0.02	(0.01)	0.40
Basic earnings (loss) per share:	$0.67	$0.69	$0.51	$1.29

Diluted earnings per share:
Earnings from continuing operations	$0.67	$0.66	$0.51	$0.88
(Loss) earnings from discontinued operations	(0.01)	0.02	(0.01)	0.40
Diluted earnings per share:	$0.66	$0.68	$0.50	$1.27

Weighted average shares outstanding:
Basic	62,841	61,671	62,718	61,630
Diluted	63,783	62,308	63,884	62,188

APPENDIX B

SOTHEBY’S HOLDINGS, INC.

GAAP TO NON-GAAP RECONCILIATIONS

GAAP and non-GAAP Financial Measures:

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to “adjusted” non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company’s results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below:

	Six Months Ended June 30,
	2005	2004
	(Thousands of dollars, except per share data)

GAAP Income from Continuing Operations	$32,737	$54,577

Adjustments, net of tax effects (a):
One-time license fee revenue	–	(29,700)
One-time license fee expense	–	1,414

Adjusted Income from Continuing Operations	$32,737	$26,291

GAAP Diluted Earnings Per Share from Continuing Operations	$0.51	$0.88

Adjustments, net of tax effects (a):
One-time license fee revenue	0.00	(0.48)
One-time license fee expense	0.00	0.02
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.51	$0.42

(a)

The effective tax rate related to continuing operations for the three and six months ended June 30, 2005 was approximately 33%. For the three and six months ended June 30, 2004, the effective tax rate related to continuing operations was approximately 34%.